CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 23, 2016, relating to the financial statements and financial highlights of RESQ Strategic Income Fund and RESQ Dynamic Allocation Fund, each a series of Northern Lights Fund Trust III, for the year ended September 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

January 23, 2017